EXHIBIT 12

                              WISCONSIN BELL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                  Three Months Ended
                                                         March 31
                                                   ---------------
                                                  1998         1997
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  101.1      $   97.3

     b) Portion of rental expense
         representative of the
         interest factor (1).................       1.0           1.0
                                               --------      --------
     Total 1(a) and 1(b).....................  $  102.1      $   98.3
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $    7.6      $    7.4

     b) Capitalized interest.................       0.1           0.2

     c) Portion of rental expense
         representative of the
         interest factor (1).................       1.0           1.0
                                               --------      --------
     Total 2(a) through 2(c).................  $    8.7      $    8.6
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     11.74         11.43
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.